Exhibit 10.6

Loan Agreement

The Loan Agreement (hereinafter referred to as the “Agreement”) was signed by the following two parties in Beijing on February 5, 2018:

Party A:

Ningbo Meishan Bonded Port Area Zhimei Phase V Equity Investment Limited Partnership

Unified social credit code: 91330206MA28YH3T6T

Address: Room 4005, Office Building 11, Business Center, Meishan Avenue, Beilun District

Party B: Purong (Beijing) Information Technology Co., Ltd. (hereinafter referred to as the “WFOE”)

Unified social credit code: 91110108MA019R588L

Address: Rooms 0807 & 0808, 7th Floor, Block 1, 113 Zhichun Road, Haidian District, Beijing

(In the Agreement, the aforesaid two parties are individually and collectively referred to as the “party” and the “parties” respectively.)

Whereas:

1. Party A and Ningbo Trustbridge New Economy II Equity Investment Limited Partnership (hereinafter referred to as “Ningbo Trustbridge”) have signed the Equity Transfer Agreement (the “Equity Transfer Agreement”) on 2 January 2018, under which Ningbo Trustbridge shall transfer to Party A its 3.6335% equity in Puxin Education Technology Group Co., Ltd. (the “Target Company”) (i.e. RMB1,816,750 of the registered capital of the Target Company) at a total consideration of RMB130,806,000 (the “Equity Transfer Consideration”).

2. Party A, Party B and Ningbo Trustbridge have signed the Debt Transfer Agreement (“Debt Transfer Agreement”) at the time of signing of the Agreement, under which Party A shall transfer to Party B the debt owed to Ningbo Trustbridge arising from the Equity Transfer Consideration.

3. Party B has agreed to provide Party A with a loan of RMB130,806,000 in the way specified herein, which will be used by Party A as payment of the Equity Transfer Consideration to Ningbo Trustbridge.

Therefore, upon negotiation, both parties have made agreement on the aforesaid loan subject to the following terms and conditions:

Article 1. Definitions

In the Agreement, the following expressions have the meanings set out below:

1.1 “Debt” means the Equity Transfer Consideration that Party A owes to Ningbo Trustbridge, which amounts to RMB130,806,000;

1.2 “Borrower” means Party A;

1.3 “Lender” means Party B;

1.4 “Loan” means the loan in a principal amount of RMB130,806,000 provided by the Lender to the Borrower under Article 2.1;

1.5 “Effective Date” means the start date of the loan term under the Agreement as defined under Article 2.2 hereof;

1.6 “Loan Term” has the meaning ascribed to it under Article 2.3 hereof;

1.7 “Repayment Notice” has the meaning ascribed to it under Article 2.4 hereof;

1.8 “Confidential Information” has the meaning ascribed to it under Article 3.1 hereof;

1.9 “Rights” has the meaning ascribed to it under Article 8.5 hereof; and

1.10 “PRC” means the People’s Republic of China, excluding Hong Kong, Macao and Taiwan for the purpose hereof.

Article 2. Loan

2.1	Based on the terms and conditions of the Agreement, the Lender has agreed to provide the Borrower with a loan in a principal amount of RMB130,806,000 after execution of the Agreement. The Borrower has confirmed that the loan may be provided by the Lender and/or a third party designated by the Lender. The Borrower may only apply the loan under the Agreement to pay the Equity Transfer Consideration to Ningbo Trustbridge according to the Equity Transfer Agreement and the Agreement. The Borrower shall sign an equity pledge agreement (as well as relevant supplementary agreement, if applicable) with the Lender according to the Lender’s requirements to pledge all its equity in the Target Company after the equity transfer to the Lender as a guarantee for loan repayment.

2.2	In particular, both parties have confirmed that the Lender’s being transferred the debt owed by the Borrower to Ningbo Trustbridge according to the Debt Transfer Agreement shall be deemed as the Lender’s provision of loan to the Borrower. In this case, the effective date of the debt transfer shall be the start date of the loan term (“Effective Date”).

2.3	The Lender has confirmed that it will not charge any interest on the loan. The loan term under the Agreement shall expire upon the earliest of: (1) expiry of twenty (20) years after the Effective Date; or (2) expiry of the operation period of the Lender; or (3) expiry of the operation period of the Target Company (“Loan Term”). After expiry of the Loan Term, the Borrower shall return all the monies in a lump sum on the expiry date of the Loan Term, unless the Lender agrees to extend the Loan Term. Moreover, under such circumstances, the Lender shall acquire or designate a third party to acquire all the equity held at the time by the Borrower in the Target Company at a transfer consideration equivalent to the loan principal without breaching the applicable laws and regulations.

2.4	In the Loan Term, subject to Article 2.5 of the Agreement, the Lender may, at its absolute discretion, declare early maturity of the loan at any time and send a repayment notice (“Repayment Notice”) to any Borrower thirty (30) days in advance to request the Borrower to repay part or all of the monies.

2.5	If the Lender requests the Borrower to make repayment according to Article 2.4 hereof, the Lender shall acquire or designate a third party to acquire part of the equity held by the Borrower in the Target Company at a transfer consideration equivalent to the monies requested to be repaid without breaching the applicable laws and regulations. The ratio of the said equity required to be acquired to the equity held by the Borrower in the Target Company shall be the same as the ratio of the monies requested to be repaid to the total amount of the loan borrowed by the Borrower according to the Agreement. In this case, the Equity Transfer Consideration shall be offset by the relevant loan principal. If the Borrower receives any cash due to the aforesaid equity transfer, it shall pay the cash to the Lender within ten (10) working days after receiving the same.

2.6	When the Borrower repays the monies according to the aforesaid provisions of this article, the two parties shall complete the specified equity transfer and guarantee settlement of the monies. At the same time, the Lender or the third party designated by the Lender shall have lawfully and completely been transferred the corresponding equity of the Target Company without any pledge or any other form of encumbrances according to the aforesaid provisions. The Borrower shall provide all reasonable assistance when the equity of the Target Company is transferred according to the aforesaid provisions. The Borrower shall cease to bear the repayment obligations under the Agreement after the Borrower has transferred all of its equity in the Target Company to the Lender or the third party designated by the Lender according to this article, and has paid to the Lender all the dividends (if any) obtained by the Borrower for holding the equity of the Target Company during the holding period and the earnings (if any) obtained by the Borrower for transferring all of its equity in the Target Company to the Lender or the third party designated by the Lender.

2.7	Both parties agree that the Borrower shall, at the time when the Agreement is executed, sign with the Lender an equity pledge agreement and an exclusive acquisition right agreement which format and content are satisfactory to the Lender, and urge the Target Company and the Lender to sign an agreement of exclusive management services and business operations which format and content are satisfactory to the Lender.

Article 3. Confidentiality

3.1	Regardless of whether the Agreement has been terminated or not, either party shall have the obligation to keep the business secrets, proprietary information and customer information (“Confidential Information”) of the other party acquired or received during signing and performance of the Agreement in confidence. Either party may use the Confidential Information only for the purpose of fulfilling its obligations under the Agreement. Without the written consent of the other party, either party shall not disclose any of the Confidential Information to any third party, otherwise it shall bear the default liability and make compensation for relevant losses.

3.2	The following information shall not be deemed as Confidential Information:

(1)	any information proved by written evidence to have been previously known to the recipient through legal means;

(2)	any information that enters the public domain for a reason besides the fault of the recipient;

(3)	any information obtained by the recipient through other legal means after receiving such information; or

(4)	any information required to be disclosed in accordance with applicable laws and regulations, stock trading rules or orders of government agencies or courts.

3.3	After termination of the Agreement, the recipient shall, when requested by the party providing such Confidential Information, return, destroy or otherwise dispose of all the documents, information or software containing Confidential Information and cease to use such Confidential Information.

3.4	Notwithstanding other provisions of the Agreement, the validity of this article shall not be affected by the suspension or termination of the Agreement.

Article 4. Commitments and undertakings

4.1	The Borrower hereby irrevocably undertakes and guarantees that it is not involved in any disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings, and that, as of the date of signing the Agreement, it does not have knowledge of any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings related to the debtor, which will affect the Borrower’s performance of obligations under the Agreement.

4.2	The Borrower hereby irrevocably undertakes and guarantees that the loan shall only be used for payment of the Equity Transfer Consideration as stipulated in the Agreement and the Borrower shall not use the loan for any other purpose without the prior written consent of the Lender.

4.3	The Borrower hereby irrevocably undertakes and guarantees that, without the prior written consent of the Lender, the Borrower shall not transfer part or all of its equity in the Target Company to a third party, or make or authorize others (including but not limited to the directors of the Target Company nominated by it) to make any resolution, instruction, consent or order by any means to cause the Target Company to carry out any transaction that will or may materially affect the assets, rights, obligations or businesses of the Target Company (including its branches and/or subsidiaries).

4.4	Unless otherwise provided by law, the Borrower shall not, in any circumstance, unilaterally terminate or discharge the Agreement. Save as expressly provided in the Agreement or requested by the Lender in writing, the Borrower shall not, in any circumstance, repay the subject loan before expiry of the loan term.

Article 5. Notice

5.1	Any notice, request, demand and other correspondences required by the Agreement or made according to the Agreement shall be served in writing to the parties concerned.

5.2	The aforesaid notices or other correspondences shall be deemed to have been served: (i) upon sending, when sent by facsimile; (ii) upon receipt, when delivered personally; (iii) five (5) days after being posted, when sent by post; (iv) upon receipt by the addressee, when sent by express delivery; (v) upon receipt by the recipient’s mail server, when sent by email. If they are sent in several forms mentioned above at the same time, whichever is the earliest shall be the time of service.

Article 6. Default liability

6.1	If either party fails to fulfill its obligations under the Agreement in part or in whole (including but not limited to the violation of the statements, guarantees or undertakings under the Agreement) and thereby causes any losses to the other party, it shall bear the corresponding liability for compensation.

6.2	Notwithstanding the other provisions of the Agreement, the validity of this Article shall not be affected by the suspension or termination of the Agreement.

6.3	If the Borrower fails to fulfill its repayment obligation within the time limit prescribed in the Agreement, the Borrower shall pay an overdue interest of 5% of all the outstanding monies every day until the date on which the Borrower repays all the subject loan principal, overdue interests and other monies.

Article 7. Settlement of disputes

Any dispute arising out of and in connection with the Agreement shall be settled through negotiation between the two parties. If the two parties fail to reach agreement within thirty (30) days after the arising of the dispute, the dispute shall, without prejudice to the statutory principle of the jurisdiction, be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing pursuant to its arbitration rules. The arbitration award shall be final and binding on both parties.

Article 8. Others

8.1	The Agreement is executed in Chinese language in four (4) original copies, effective from the date of signing by both parties, with one (1) held by each party hereto and two (2) by the Target Company. The Agreement may be signed by the two parties separately and the texts signed by them separately shall be treated as originals rather than duplicates regardless of whether they are sent by facsimile or other means. The texts signed by the two parties separately shall jointly constitute a fully signed agreement.

8.2	The execution, validity, performance, amendment, interpretation and termination of the Agreement shall be governed by the PRC laws.

8.3	All the taxes and duties incurred by the Borrower for repaying loans according to Articles 2.3 and 2.5 hereof or any acts connected therewith shall be borne by the Lender, and the Borrower shall be entitled to directly deduct relevant taxes from the amount payable when it pays relevant monies to the Lender.

8.4	Any rights, powers and remedies conferred on either party by any provision of the Agreement shall not preclude any other rights, powers or remedies conferred on it under the laws and other provisions of the Agreement, and either party’s exercise of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies conferred on it.

8.5	The failure or delay of either party to exercise any rights, powers and remedies (the “Rights”) conferred on it under the Agreement or laws shall not result in its waiver of the Rights. Waiver of any single or part of the Rights shall not preclude the party from exercising the Rights in other ways and exercising the other Rights.

8.6	Any amendment and supplement to the Agreement shall be made in writing and shall take effect upon proper signatures of both parties.

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Ningbo Meishan Bonded Port Area Zhimei Phase V Equity Investment Limited Partnership (Seal)

Signature:	/s/ Wu Zhiguang
Name:	Wu Zhiguang
Title:	Authorized Signatory

/s/ Seal of Ningbo Meishan Bonded Port Area Zhimei Phase V Equity Investment Limited Partnership

Purong (Beijing) Information Technology Co., Ltd. (Seal)

Signature:	/s/ Sha Yunlong
Name:	Sha Yunlong
Title:	Director

/s/ Seal of Purong (Beijing) Information Technology Co., Ltd.